Exhibit 99.2

Important Notice Regarding the Availability of Materials

DOVER CORPORATION

You are receiving this communication because you hold securities in Dover Corporation (“Dover”). Dover has released informational materials regarding the separation of its wholly-owned subsidiary, Apergy Corporation (“Apergy”), that are now available for your review. This notice provides instructions on how to access the Dover materials for informational purposes only. It is not a form for voting and presents only an overview of the Dover materials, which contain important information and are available, free of charge, on the Internet or by mail. We encourage you to access and closely review the Dover materials and continue to view them online to access any new or updated information.

To effect the separation, Dover will distribute all of the shares of Apergy common stock on a pro rata basis to the holders of Dover common stock. Immediately following the distribution, which will be effective as of the date and time referenced in the Information Statement that Apergy has prepared in connection with the separation, Apergy will be an independent, publicly traded company. Dover is not soliciting proxy or consent authority in connection with the separation.

The Dover materials consist of the Information Statement, plus any supplements, that Apergy has prepared in connection with the separation. You may view the Dover materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side). To facilitate timely delivery, please make your request for a paper copy by five business days prior to the distribution date referenced in the Information Statement.

See the reverse side for instructions on how to access materials.

How to Access the Materials

Materials Available to VIEW or RECEIVE:

FORM 10

How to View Online:

Have the information that is printed in the box marked by the arrow         XXXX XXXX XXXX XXXX (located on the following page) and visit: www.materialnotice.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

1)    BY INTERNET: www.materialnotice.com

2)    BY TELEPHONE: 1-800-579-1639

3)    BY E-MAIL*: sendmaterial@materialnotice.com

*	If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow XXXX XXXX XXXX XXXX (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS

MATERIALS FOR INFORMATIONAL PURPOSES ONLY

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